Exhibit 10.1

GAS GATHERING AGREEMENT

BETWEEN

COWTOWN PIPELINE L.P. (“GATHERER”)

AND

QUICKSILVER RESOURCES INC. (“PRODUCER”)

Alliance Area Gathering System, Tarrant and Denton Counties, Texas

Effective Date December 1, 2009

TABLE OF CONTENTS

1.	Definitions	1
2.	Dedication of Contract Area;	6
3.	Reservations of Parties	7
4.	Receipt Point(s) and Delivery Point(s)	7
5.	System Operations; Imbalances	8
6.	Quantity; Nominations and Dispatching	9
7.	Quality	10
8.	Tests	12
9.	Measurement and Meter Testing	12
10.	Allocation of Gains, Fuel and Loss	15
11.	Fees	16
12.	Accounting, Payments and Credit Assurances	17
13.	Warranty	19
14.	Taxes	20
15.	Indemnity and Damages	20
16.	Force Majeure	22
17.	Unprofitable Operations and Rights of Termination	23
18.	Term	24
19.	Regulatory Bodies	24
20.	Disputes	24
21.	Notices and Payments	24
22.	Right to Process the Gas	26
23.	Assignment	26
24.	Miscellaneous	26

EXHIBIT A – CONTRACT AREA

EXHIBIT B – RECEIPT POINTS AND DELIVERY POINTS

GAS GATHERING AGREEMENT

THIS GAS GATHERING AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of December, 2009 (the “Effective Date”), by and among COWTOWN PIPELINE L.P., a Texas limited partnership (“Gatherer”), and QUICKSILVER RESOURCES INC., a Delaware corporation (“Producer.  Gatherer and Producer are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

WITNESSETH, THAT:

WHEREAS, Producer is in the business of producing gas and owns or controls gas production from one or more wells (and one or more contemplated wells) on the lands within the Contract Area (or lands pooled therewith) and desires for Gatherer to gather such gas for redelivery to Producer or Producer’s Transporter; and

WHEREAS, Gatherer is in the business of providing natural gas gathering services along its Gathering System and desires to receive, gather and deliver such Gas to Producer or Producer’s Transporter, subject to the terms and conditions herein;

NOW, THEREFORE, for good and valuable consideration the adequacy, receipt and sufficiency of which are hereby set forth and acknowledged, and for all of the representations, warranties and mutual covenants set forth herein, Gatherer and Producer agree as follows:

1.	Definitions

1.1           For the purpose of this Agreement, the following terms and expressions used herein are defined as follows:

a.           “Affiliate” shall mean, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.  As used in this definition, the term “Control” (including its derivatives and similar terms) means the ownership, directly or indirectly, of fifty percent (50%) or more of the capital stock issued by a corporation, the limited liability company interests of a limited liability company or the equivalent equity interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or Persons with management authority performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

b.           “Actual Quarterly Volumes” means for any calendar quarter during the primary term of this Agreement the sum of (a) the actual volumes (measured in Mcf) of Procucer's Gas received by Gatherer and metered at any Receipt Points during such calendar quarter, (b) the actual volumes (measured in Mcf) of Gas received by Gatherer from Eni and metered at any Receipt Points during such calendar quarter pursuant to the Eni GGA, and (c) the actual volumes (measured in Mcf) of Gas received by Gatherer from third parties (other than Eni) and metered at any Receipt Points during such calendar quarter; provided, however, that third party volumes that are included in the calculation pursuant to this clause (c) shall never exceed the excess, if any, of (i) Producer’s Quarterly Modeled Volumes (measured in Mcf) for such calendar quarter over (ii) the sum of the volumes that are included in the calculation pursuant to clauses (a) and (b) of this definition for such calendar quarter.

c.           “Btu” shall mean one British thermal unit, which is the quantity of heat required to raise one pound avoirdupois of pure water from 58.5 degrees Fahrenheit to 59.5 degrees Fahrenheit at a constant pressure of 14.73 pounds per square inch absolute.

d.           “Component” shall mean those hydrocarbon and non-hydrocarbon molecular constituents which are definable by industry standards and procedures.  Such Components as used in this Agreement shall be:

N2 - Nitrogen
CO2 - Carbon Dioxide
H2S - Hydrogen Sulfide
C1 - Methane
C2 - Ethane
C3 - Propane
iC4 - Iso-butane
nC4 - Normal Butane
iC5 - Iso-pentane
nC5 - Normal Pentane
C6+ - Hexanes and Heavier Compounds

e.           “Contract Area” shall mean that area described, depicted or outlined on Exhibit A which is attached hereto and made a part hereof for all purposes and which may be amended from time to time.

f.           “CPI Adjustment” shall mean that percentage equal to the percentage increase between:

(i)           the seasonally unadjusted consumer Price Index for All Urban Consumers (all items), U.S. city Average (1982-84 =100), as published by the U.S. Department of Labor, Bureau of Labor Statistics (“CPI-U”) for the month of December of the second year prior to the Escalation Date; and

(ii)           the seasonally unadjusted CPI-U for the month of December immediately preceding the Escalation Date.

g.           “Day” shall mean a period of twenty-four (24) consecutive hours beginning and ending at seven o’clock a.m. Central Standard Time.

h.           “Delivery Points” shall mean the point(s) of interconnect between the Gathering System and the Transporter receiving Producer’s Gas, which point(s) are shown on Exhibit B which is attached hereto and made a part hereof for all purposes.

i.           “Effective Date” has the meaning set forth in the opening paragraph of this Agreement.

j.           “Electrical Power” shall mean the electricity consumed in the operation of, and purchased from a utility or like entity which serves, the Gathering System and any of the related field facilities.

k.           “Eni” means Eni Petroleum US LLC.

l.           “Eni GGA” means that certain Gas Gathering Agreement dated effective as of April 1, 2009, by and between Gatherer and Eni.

m.           “Escalation Date” shall mean January 1, 2011 and each January 1st thereafter during the Term.

n.           “Fuel and Loss” shall mean the gas volumes used or consumed in the operation of the Gathering System, which shall include, but shall in no way be limited to, (i) gas used as fuel for dehydration, compression, conditioning, blending, treating, or recompression, (ii) gas needed for line pack, (iii) gas vented during operations, (iv) lost and unaccounted for gas, and (v) any Liquefiable Hydrocarbons that become separated from the gas while the gas is in the Gathering System.

o.           “Gas” shall mean natural gas which is owned or controlled by Producer and produced from lands within the Contract Area, including casinghead gas produced with crude oil, gas from gas wells produced in association with crude oil (associated gas), and gas from condensate wells (non-associated gas), and shall include any inerts or impurities contained therein.

p.           “Gathering Fee” shall have the meaning set forth in Section 11.1.

q.           “Gathering System” shall mean, but shall in no way be limited to, the gas gathering pipelines, fuel gas pipelines, dehydration facilities, treating facilities, compression facilities, junctions, heaters, meters, separators, electric power lines, communications cables, roads, and other related facilities and equipment, including the rights to the lands on which any part of such facilities or equipment is located, necessary to gather and transport gas from the Gathering System’s Receipt Point(s) to the Delivery Point(s), from the inlet flange of the pipeline metering facility installed at the Receipt Point(s) up to the upstream flange of the metering facility at the Delivery Point(s), and shall include any expansion of the Gathering System as provided in Section 4.4.

r.           “GPM” shall mean gallons per thousand cubic feet.

s.           “Gross Quarterly Revenue” means for any calendar quarter during the primary term of this Agreement the product of (i) the Actual Quarterly Volumes for such calendar quarter and (ii) a rate equal to $0.55 per Mcf (as such rate is escalated during the primary term of this Agreement in accordance with Section 11.2).

t.           “Law” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement of (i) the United States of America, (ii) any state, county, municipality, or other governmental subdivision within the United States of America, and (iii) any court or any governmental department, commission, board, bureau, agency, or other instrumentality of the United States of America or of any state, county, municipality, or other governmental subdivision within the United States of America.

u.           “Liquefiable Hydrocarbons” shall mean ethane, propane, iso-butanes, normal butanes, iso-pentanes, normal pentanes, hexanes and heavier hydrocarbons, and incidental methane, or any mixtures thereof, which may be recovered or extracted in the Gathering System.

v.           “MCF” shall mean 1,000 standard cubic feet of gas.

w.           “MMBtu” shall mean 1,000,000 Btus.

x.           “MMCF” shall mean 1,000,000 standard cubic feet of gas.

y.           “MMCFD” shall mean 1,000,000 standard cubic feet of gas per day.

z.           “Month,” “billing month,” “period,” and “accounting period” shall mean the period beginning at seven o’clock a.m. on the first day of a calendar month and ending at seven o’clock a.m. on the first day of the next succeeding calendar month.

aa.           “Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, cooperative, or other entity.

bb.           “Producer’s Gas” means Gas owned or controlled by Producer (including lift gas attributable to Gas owned or controlled by Producer) lawfully produced from wells now or hereafter drilled on the lands within the Contract Area or lands pooled therewith).

cc.           “Producer’s Quarterly Modeled Revenue” means for any calendar quarter during the primary term of this Agreement the product of (i) the Producer’s Quarterly Modeled Volumes for such calendar quarter and (ii) a rate equal to $0.45 per Mcf (as such rate is escalated during the primary term of this Agreement in accordance with Section 11.2).

dd.           “Producer’s Quarterly Modeled Volumes” means for any calendar quarter during the primary term of this Agreement the volume (measured in Mcf) for such calendar quarter set forth under the column entitled “Producer’s Quarterly Modeled Volumes” in Annex __ hereto.

ee.           “PSA” means that certain Purchase and Sale Agreement dated December 10, 2009, by and among Gatherer, as “Seller”, and Quicksilver Gas Services LP and Cowtown Pipeline Partners L.P., as “Purchasers”.

ff.           “psia” shall mean pounds per square inch absolute.

gg.           “psig” shall mean pounds per square inch gauge.

hh.           “Quarterly Revenue Minimum” means for any calendar quarter during the primary term of this Agreement the product of (i) the Actual Quarterly Volumes for such calendar quarter and (ii) a rate equal to $0.40 per Mcf  (as such rate is escalated during the primary term of this Agreement in accordance with Section 11.2).

ii.           “Receipt Points” shall mean the inlet flange of Gatherer’s metering facilities located at or near each of Producer’s wells located within the Contract Area or such other point as may be mutually agreed upon by the Parties.  The Gathering System’s Receipt Point(s) are listed on Exhibit B to this Agreement which is attached hereto and made a part hereof for all purposes and which may be amended from time to time to reflect the addition or deletion of a Receipt Point.

jj.           “SCF” or “standard cubic foot of gas” shall mean the amount of gas necessary to fill a cubic foot of space when the gas is at a pressure of 14.65 pounds per square inch absolute and a temperature of 60 degrees Fahrenheit.

kk.           “Senior Executives” shall have the meaning set forth in Section 20.1.

ll.           “Term” shall have the meaning set forth in Section 18.

mm.           “Total Delivered Quantities” shall have the meaning set forth in Section 10.1.

nn.           “Transporter” shall mean the receiving pipeline(s) downstream of the Gathering System into which the Gas gathered hereunder is to be delivered at the Delivery Point(s).

1.2           Any reference to any federal, state, or local statute or law will be deemed to refer to such statute or law, as amended, and also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Any reference to a Party will also include such Party’s permitted successors and assigns.  All defined terms in this Agreement shall be equally applicable to the singular and plural forms of the terms so defined.  The words “including,” “includes,” and “include” will be deemed to be followed by the phrase “without limitation.”  All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, will include all other genders; the singular will include the plural, and vice versa, unless the context requires otherwise.  All references herein to an Exhibit, Schedule, Section, subsection, paragraph, subparagraph or other subdivision will refer to the corresponding Exhibit, Schedule, Section, subsection, paragraph, subparagraph or other subdivision of this Agreement unless specific reference is made to an exhibit, schedule, section, subsection, paragraph, subparagraph or other subdivision of another document or instrument.  The terms “herein,” “hereby,” “hereunder,” “hereof,” “hereinafter,” and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of the Agreement in which such word is used.

2.	Dedication of Contract Area;

2.1           Subject to the terms and provisions hereof, Producer dedicates and agrees to deliver or cause to be delivered to Gatherer at Gatherer’s Receipt Point(s) the total volume of Gas owned or controlled by Producer lawfully produced from wells now or hereafter drilled on the lands within the Contract Area (or lands pooled therewith), in each case excluding Gas reserved or utilized by Producer in accordance with the terms of Section 3.  Any transfer by Producer of its right, title, or interest in the Gas, or in an oil and gas lease, fee mineral interest or other agreement, interest or right which creates or gives rise to Producer’s interest in the Gas, to a third party, whether by farmout, contract, or otherwise, shall be made specifically subject to this Agreement.  Producer will notify any person to whom Producer transfers all or a portion of its right, title, or interest in the Gas, or in such lease, interest, agreement or right, that such Gas is dedicated pursuant to the terms of this Agreement to be gathered by Gatherer, and Producer shall obtain such third party’s agreement to continue delivering such Gas to Gatherer during the term of and in accordance with this Agreement.  Producer will notify Gatherer of any such transfer within 10 days of the effective date.  Failure of Producer to so notify Gatherer will not impair Gatherer’s rights under this Agreement.

2.2           Gas shall be delivered to the Receipt Point(s) after standard mechanical separation by Producer for the removal of free water and free liquid hydrocarbons, but shall not otherwise be processed by Producer for the removal of Liquefiable Hydrocarbons.

2.3           Gatherer agrees that subject to the provisions hereof, it will receive Gas from the Receipt Point(s) and will cause the redelivery of such Gas, less Producer’s pro rata share of Fuel and Loss, to Producer or Producer’s Transporter at the Delivery Point(s).

3.	Reservations of Parties

3.1           Producer reserves all liquid hydrocarbons, oil, or condensate removed by Producer by means of mechanical gas-liquid separators (including heater-treaters), drips, and/or lines from the Gas prior to delivery to Gatherer.  If mechanical cooling is performed by Producer to meet the temperature specifications of this Agreement, Producer shall not reduce the temperature of the Gas below 120 degrees Fahrenheit.

3.2           Producer reserves all Gas that may be required for cycling, repressuring, pressure maintenance, and gas lift operations with respect to gas reservoirs on the premises committed hereunder; provided, however, that the Gas used in such operations shall be subject to the terms of this Agreement (to the extent that such Gas can be economically saved) and delivered to Gatherer following the cessation of such operations.

3.3           Producer reserves that amount of Gas which is required for above ground development and operation within the Contract Area.

3.4           Producer expressly reserves the right to deliver or furnish to Producer’s lessor such Gas as required to satisfy the terms of Producer’s oil and gas leases.

4.	Receipt Point(s) and Delivery Point(s)

4.1           Producer shall be responsible for all arrangements and, at its own expense, shall construct, equip, maintain, and operate all facilities (including, but not limited to, all necessary separation, dehydration, and/or compression equipment), necessary to deliver the Gas to Gatherer at the Receipt Point(s) at such pressure as is required and sufficient to enter the Gathering System, but not to exceed 1,200 psig.

4.2           After the Effective Date, Gatherer may, but shall have no obligation to, propose additional compression which was not taken into consideration in the determination of the Gathering Fee provided in this Agreement.  Any such proposal shall be provided to Producer for approval, which approval shall not be unreasonably withheld or delayed, prior to installing additional compression.  In such event, the fee for such additional compression shall be agreed upon by the

Parties but Producer agrees that the compression fee payable by Producer shall be based upon, but shall not be less than, Gatherer’s actual cost to perform such compression service.  In addition, Producer will provide its pro rata share of Fuel and Loss, as more particularly described below in Section 10, as well as the cost, if any, for any Electrical Power, required for operating such compression equipment and any related facilities.

4.3           Gatherer, at Producer’s expense, shall (i) install, construct and equip all meters and facilities necessary to measure the Gas at the Receipt Point(s), and (ii) secure any right-of-way, easements, and permits as are necessary and appropriate to construct, operate, maintain and access such facilities. Gatherer, at its own expense, shall thereafter maintain and operate such facilities throughout the Term of this Agreement.

4.4           Gatherer, in its sole and absolute discretion, may decline to construct a Gathering System expansion if it determines that it would not be profitable to do so.  In such event, Producer may construct a Gathering System expansion at its sole cost and expense.  The Gathering System expansion must meet all of Gatherer’s specifications, and Gatherer will be responsible for the meter station and connection to the existing Gathering System.  Gatherer may, at its election, but within two years (2) of the initial delivery of production from the Gathering System expansion, acquire the ownership of the Gathering System expansion installed by the Producer by reimbursing Producer for the actual cost of the Gathering System expansion with no allowance for inflation or depreciation.  In such event, Producer agrees to execute all assignments or contracts deemed necessary to accomplish the transfer to Gatherer of title to the Gathering System expansion, including rights-of-way and easements.  In the event neither Gatherer nor Producer elect to construct the necessary Gathering System expansion to connect additional wells to the existing Gathering System, then this Agreement shall terminate as to the Gas produced by Producer from such additional well or wells.

4.5           Gatherer agrees to deliver the Gas to Producer or Producer’s nominated Transporter, less Producer’s pro rata share of Fuel and Loss, at the Delivery Point(s).  The Gas shall be deemed to have been delivered to Producer or to the Transporter on Producer’s behalf at the Delivery Point(s), and to have passed through the Delivery Point(s), when the Gas passes through the upstream flange of the metering facility at the Delivery Point(s).

5.	System Operations; Imbalances

5.1           Gatherer shall retain full operational control of the Gathering System and shall at all times be entitled to schedule deliveries and to operate its facilities in a manner consistent with safe and prudent operating practices under the conditions which may exist from time to time.  Accordingly, Gatherer may interrupt the gathering of Gas as necessary to test, alter, modify, enlarge, expand, maintain or repair any facility or property comprising any part of or appurtenant to the Gathering System.  It is understood and agreed by the Parties that in order for Gatherer to maintain efficiency in the Gathering System, it will be necessary to maintain a uniform rate of flow of Gas to the Gathering System from all sources during each twenty-four (24) hour period.  Therefore, Producer agrees that it will cooperate with Gatherer in regulating the flow rate of the Gas and in establishing a producing schedule to deliver on a best efforts basis the Gas at a uniform and continuous flow rate.  In the event that Gatherer enters into an operational balancing agreement with Producer’s Transporter or any other third party pipeline, Producer hereby agrees to be bound by the terms set forth therein.

5.2           It is acknowledged that, because of dispatching and other causes, certain imbalances may occur between the MMBtus of Gas delivered hereunder by Gatherer to or for the account of Producer at the Delivery Point(s) and the MMBtus of Gas received from or on behalf of Producer at the Receipt Point(s).  Such imbalances, if any, shall be eliminated as soon as practical after each such occurrence; provided, however, Gatherer shall not be required to eliminate any imbalance during any month in which the value of the Gas received or delivered, as determined by Gatherer, is not representative of the market value of natural gas when the imbalance occurred.  Any imbalance remaining following the termination of this Agreement shall be eliminated during the month following the month in which termination occurs or as soon as practicable thereafter.  Producer authorizes the operator of each of Producer’s Wells to be its agent for the purpose of providing Gatherer with instructions to adjust allocations of Gas attributable to that well for gas balancing purposes.  Producer represents that it has the right to make any such adjustments and that such adjustments are correct.  Gatherer may adjust the Gas allocated to that well in accordance with these instructions but Gatherer is not obligated to do so at any time.  Gatherer shall notify Producer of any such allocation change implemented by Gatherer at the Producer’s operator’s instructions.

5.3           The Parties acknowledge that the Gathering System is connected to the facilities of Transporter and other pipelines and, as a result, Gatherer shall be, from time to time, subject to certain requirements imposed by those pipelines.  Accordingly, Gatherer shall have the right under this Agreement to require Producer to comply with the same third party pipeline requirements with which Gatherer must comply.  PRODUCER AGREES TO INDEMNIFY, DEFEND, AND HOLD GATHERER HARMLESS FROM PRODUCER’S FAILURE TO COMPLY WITH TRANSPORTER’S OR SUCH OTHER THIRD PARTY PIPELINE REQUIREMENTS.

6.	Quantity; Nominations and Dispatching

6.1           Subject to Gathering System capacity, Gatherer shall gather that volume of Gas legally allowed to be produced which is attributable to the interest owned or controlled by Producer in wells drilled on lands within the Contract Area or lands pooled therewith; provided, Producer or Producer’s Transporter or nominee will accept the Gas redelivered on Producer’s behalf at the Delivery Point(s).  Gatherer may, from time to time, find it necessary to shut off entirely or restrict the flow of gas to the Gathering System notwithstanding anything herein to the contrary and, in such event, Gatherer shall not be liable to Producer for the resulting effect thereof.  Gatherer shall provide Producer reasonable prior notice of any shut down due to routine maintenance and shall prudently work to minimize the amount of such downtime.

6.2           Producer shall make all nominations to Transporter in accordance with Transporter’s nomination procedures, and shall make any and all other arrangements necessary for Transporter to receive Producer’s Gas at the Delivery Point(s).  Producer shall nominate to Gatherer in writing, not less than three (3) business Days prior to the first day of each Month during the Term of this Agreement, the daily quantity of Gas (expressed in MCFs and MMBtus) that Producer shall deliver to Gatherer at the Receipt Point(s) for gathering during such Month and that Producer or Producer’s Transporter or nominee shall accept at the Delivery Point(s).  As between Producer and Gatherer, Producer shall be solely responsible for imbalances, penalties, cash-out payments, or other consequences of any failure to submit timely and proper nominations in accordance with the requirements of the Transporter or the failure to deliver or receive quantities of Gas in accordance with said nominations.

6.3           Gatherer and Producer shall designate a dispatcher(s) who shall be continuously on call for nomination purposes, and shall notify each other in writing of such dispatcher(s) and their telephone number(s).

6.4           Producer’s dispatcher shall notify Gatherer’s dispatcher(s) in advance of any anticipated decrease in delivery rate below the daily nominated quantity.  Producer’s dispatcher(s) must obtain the prior written approval from Gatherer’s dispatcher(s) for any delivery rate in excess of the daily quantity rate.  Gatherer’s dispatcher(s) shall notify Producer’s dispatcher(s) of any anticipated inability to receive the Gas at a delivery rate less than (a) the daily nominated quantity rate; or (b) a previously orally authorized delivery rate in excess of the daily nominated quantity rate.

6.5           The quantity of Gas delivered by Producer at each Receipt Point hereunder during a month shall be determined in accordance with the allocation procedures set forth in Section 10 below.

7.	Quality

7.1           Gatherer shall not be obligated to receive, gather, or redeliver (as the case may be) Gas delivered by or on behalf of Producer hereunder that fails to meet the quality specifications of (i) the Transporter at any of the Delivery Point(s), except for quality specifications relating to hydration and CO2 content of the Gas that are contemplated to be satisfied by virtue of Gatherer’s provision of certain dehydration and treating services at its existing treating facility, or (ii) the following specifications:

a.           The Gas must be commercial in quality and free from any foreign materials such as dirt, dust, iron particles, crude oil, dark condensate, free water, and other impurities; and substances which may be injurious to pipelines or which may interfere with the gathering, processing, transmission, or commercial utilization of said Gas;

b.           The Gas delivered hereunder shall not exceed a temperature of one hundred forty (140) degrees Fahrenheit, nor have a hydrocarbon dewpoint below forty (40) degrees Fahrenheit, at the Receipt Point(s);

c.           The Gas delivered hereunder shall not contain more than:

(i)           One-fourth grain of hydrogen sulfide, or five grains of total sulfur, or one grain mercaptan per one hundred (100) cubic feet;

(ii)           one part per million by volume of oxygen;

(iii)           two percent by volume of nitrogen; or

(iv)           three percent by volume of a combined total of inerts, including, but not limited to, carbon dioxide and nitrogen Components;

d.           No diluents such as carbon dioxide, air, or nitrogen shall be added to the Gas;

e.           The Gas shall contain no carbon monoxide, halogens, or unsaturated hydrocarbons, and no more than 0.1 parts per million of hydrogen; and

f.           The Gas shall have a total heating value of not less than 950 Btus nor more than 1050 Btus per cubic foot and 2 GPM of ethane and heavier hydrocarbons.

In the event of any conflict as between a Transporter’s specifications and those appearing above in this Section 7.1, the more stringent or restrictive specifications shall be satisfied.

7.2           If any of the Gas delivered by Producer hereunder should fail to meet the quality specifications set forth in Section 7.1 (including those required by a Transporter), Gatherer may elect to either (i) accept and gather such Gas, (ii) accept, but treat and/or condition such Gas prior to gathering at an additional cost, or (iii) refuse to accept such Gas.  The acceptance of Gas not meeting the quality specifications set forth in Section 7.1 shall not be deemed a waiver of Gatherer’s right to reject such Gas at any later time, and Gatherer shall be entitled, at any time and from time to time, to decline to accept proffered deliveries of Gas not meeting the quality specifications set forth herein.

7.3           If Gatherer elects to accept but treat and/or condition the non-conforming Gas prior to gathering, Gatherer shall advise the Producer of such election and associated fees and costs to be charged by Gatherer.  Producer shall then have a maximum of thirty (30) days to advise Gatherer if it will treat and/or condition such non-conforming Gas and the cost associated with such treatment.  If Producer does not elect to treat and/or condition such non-conforming Gas or fails to make such election within the specified time period, then Gatherer shall have the right to (i) proceed with gathering such non-conforming Gas and Producer shall pay to Gatherer all associated fees and costs charged by Gatherer in connection with such actions, or (ii) reject and release such non-conforming Gas from the terms of this Agreement.

8.	Tests

8.1           Producer and Gatherer do hereby agree as follows:

a.           Gatherer shall procure or cause to be procured a sample of Gas at each Receipt Point and Delivery Point, respectively, and analyze the samples by chromatographic analysis to determine the Component content (mole percent), specific gravity, and the Btu content thereof.

b.           Tests provided above shall be made by Gatherer using its own equipment or by an independent testing service at least once in each six month period, or more frequently in its sole discretion.  All such tests shall be made in accordance with approved engineering practices.  Representatives of Producer shall be entitled to witness such tests, and Producer shall give advance written notice to Gatherer in the event that it exercises such right.

8.2           Physical constants required for making calculations hereunder shall be taken from the Gas Processors Association Physical Constants Publication No. 2145-03 (as amended from time to time).  Physical constants for the hexanes and heavier hydrocarbons portion of hydrocarbon mixtures shall be assumed to be the same as the physical constants for hexane.  The heat content per gallon of each liquid hydrocarbon Component shall be determined by multiplying the cubic feet per gallon of such liquid hydrocarbon Component by the heat content per cubic foot thereof.

9.	Measurement and Meter Testing

9.1           The unit of volume for measurement of Gas delivered hereunder shall be one thousand (1,000) cubic feet of Gas (or MCF) at a base temperature of 60 degrees Fahrenheit and at an absolute pressure of 14.65 psia and saturated with water vapor.  All fundamental constants, observations, records, and procedures involved in determining the quantity of Gas delivered hereunder shall be in accordance with the standards prescribed in Report Nos. 3 and 8, of the American Gas Association, as amended or supplemented from time to time, respectively.  It is agreed that for the purpose of measurement and computations hereunder, the atmospheric pressure shall be assumed to be 14.7 psia regardless of the atmospheric pressure at which the Gas is measured and that the Gas obeys the Ideal Gas Laws as to variations of volume with pressure and specific gravity, including the deviation from Boyle’s law, and shall all be made by Gatherer in accordance with applicable rules, regulations, and orders.  It is also agreed that Gatherer may apply a uniform correction factor for water vapor if Gatherer deems it necessary in its sole and absolute discretion.

9.2           Gatherer shall install, maintain, and operate, or cause to be maintained and operated, a measuring station located at each Receipt Point and Delivery Point. Said measuring station(s) shall be so equipped with orifice meters, recording gauges, or other types of meter or meters of standard make and design commonly acceptable in the industry, and of suitable size and design, as to accomplish the accurate measurement of Gas delivered hereunder.  The changing and integration of the charts (if utilized for measurement purposes hereunder) and calibrating and adjusting of meters shall be done by Gatherer.  Gatherer shall have the right to utilize electronic gas measuring equipment should it so desire.

9.3           Producer may, at its option and expense, install check meters for checking Gatherer’s metering equipment at each Receipt Point; and the same shall be so installed as not to interfere with the operation of the Gathering System.

9.4           The temperature of the Gas flowing through the meter shall be determined by the continuous use of a recording thermometer or device installed by Gatherer, so that it will properly record the temperature of the Gas flowing through the meter.

9.5           The specific gravity of the Gas flowing through the meter shall be determined by methods commonly accepted in the industry.  Specific gravities so determined will be used in calculating Gas deliveries until the next specific gravity test is made.

9.6           Each Party shall have the right to be present at the time of any installation, reading, sampling, cleaning, changing, repair, inspection, testing, calibration, or adjustment done in connection with the other Party’s measuring equipment used in measuring deliveries hereunder.  The records from such measuring equipment shall remain the property of their owner, but upon request, each will submit to the other its records and charts, together with calculations therefrom subject to return within thirty (30) days after receipt thereof.  If meters utilizing charts are used to measure Gas hereunder, then the charts shall be kept on file for a period of two (2) years, or such longer period as may be required by law.  In addition, any other measurement data shall also be kept for the same time period.  Each Party, during the first production month, and after that at least semi-annually, or more often if necessary, shall calibrate the meters and instruments installed by it or cause the same to be calibrated.  Gatherer shall give Producer ten (10) days notice in advance of such tests so that the latter may, at its election, be present in person or by its representative to observe adjustments, if any are made.

9.7           If the metering equipment is found to be inaccurate by two percent (2%) or more, registration thereof and any payment based upon such registration shall be corrected at the rate of such inaccuracy for any period of inaccuracy which is definitely known or agreed upon, or if not known or agreed upon, then for a period extending back one-half of the time elapsed since the last day of the calibration. Unless conclusively determined that Gatherer’s measurement equipment is inaccurate by two percent (2%) or more, Gatherer’s measurement shall be deemed to be correct for all purposes hereunder, and no adjustment shall be made to the previous volumes.  Following any test, any metering equipment found to be inaccurate to any degree shall be adjusted immediately to measure accurately.  If for any reason any meter is out of service or out of repair so that the quantity of Gas delivered through such meter cannot be ascertained or computed from the readings thereof, the quantity of Gas so delivered during such period shall be estimated and agreed upon by the Parties upon the basis of the best available data using the first of the following methods which is feasible:

a.           By using the registration of any check measuring equipment of Producer, if installed and registering accurately;

b.           By correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculation; or

c.           By estimating the quantity of deliveries during preceding periods under similar conditions when the meter was registering accurately.

9.8           If Producer shall notify Gatherer, or if Gatherer shall notify Producer, at any time that a special test of any Receipt Point meter is desired, the Parties shall cooperate to secure an immediate verification of the accuracy of such meter and joint observation of any adjustments.  All tests of Gatherer’s measuring equipment at any Receipt Point shall be made at Gatherer’s expense, except that the Producer shall bear the expense of tests made at its request if the inaccuracy found is less than two percent (2%).  Expense as used in this Section 9.8 shall be limited to actual costs of Gatherer as the result of testing and shall not include any costs incurred by Producer as the result of witnessing said testing.

9.9           If during any month less than 1,000 MCF of Gas is delivered to a Receipt Point (except for reasons of Force Majeure), then Gatherer shall charge a meter fee applicable to any such Receipt Point equal to four hundred dollars ($400.00).  Such fee shall be invoiced to Producer and payable thirty (30) days after receipt by Producer of such invoice.

9.10           The Parties recognize and acknowledge that technological advances may occur over the term of this Agreement which may render certain measurement devices obsolete, or less accurate, or less efficient than that which may be available.  In such event, Gatherer may, with Producer’s approval, substitute or utilize such available measurement equipment in lieu of any measurement equipment described above in this Section 9.

9.11           If for any reason the Gas is delivered to Gatherer at a Receipt Point with pulsations that affect the accuracy of the measurement, Producer shall be responsible for installing necessary pulsation dampeners, or other devices, to eliminate or reduce the pulsations to an acceptable level determined by Gatherer.

10.	Allocation of Gains, Fuel and Loss

10.1           Gatherer shall use general industry care in transporting Producer’s Gas from the Receipt Point(s) to the Delivery Point(s) for Producer’s account or sale.  However, the Parties understand and agree that certain volumetric gains and losses in the Gas will occur and shall be shared by and among Producer and other third parties whose gas is transported by Gatherer, in the proportion that the gas of each Person who delivers gas into the Gathering System bears to the total gas received at the respective receipt point. In determining the quantity of Gas delivered by Producer at each Receipt Point hereunder during a month, Gatherer shall allocate to Producer at each such Receipt Point  a quantity of gas equal to (a) a percentage of the total quantities (expressed in MMBtus) reported for such Month by the Transporter at the Delivery Point(s) (the “Total Delivered Quantities”) equal to 100% of such Total Delivered Quantities times a fraction, the numerator of which is the number of MMBtus of Gas delivered by Producer during such Month at said Receipt Point, and the denominator of which is the number of MMBtus of all gas delivered into the Gathering System from all receipt points, minus (b) Producer’s applicable Fuel and Loss.  In making the determinations under this Section 10, Gatherer may rely on, and shall be fully protected in relying on, any determination, report or statement received by Gatherer from any operator of a well regarding the number of MMBtus delivered from such well into the Gathering System at any receipt point on the Gathering System.

10.2           Producer’s pro rata share of such Fuel and Loss shall equal the product of the total Fuel and Loss utilized, consumed or incurred by the Gathering System, multiplied by a fraction, the numerator of which is Producer’s MMBtus of Gas metered into the Gathering System at the Receipt Point(s) and the denominator of which is the total number of MMBtus of gas metered into the Gathering System upstream of all receipt points.

10.3           Electrical Power shall be utilized in the operation of the Gathering System (including Electrical Power used for dehydration, compression, conditioning, blending, treating, or recompression), and Producer’s pro rata share shall equal the product of the total dollar amount paid for such Electrical Power multiplied by a fraction, the numerator of which is the number of Producer’s MMBtus of Gas metered into the Gathering System upstream of the Receipt Point(s) and the denominator of which is the total number of MMBtus of gas metered into the Gathering System upstream of all receipt points, to be invoiced to Producer and paid to Gatherer in accordance with Section 12 below.

11.	Fees

11.1           Producer shall pay to Gatherer a rate equal to $0.55 per Mcf of Producer’s Gas received by Gatherer and metered at the Receipt Points, subject to adjustment as provided in Section 11.2 (such rate, as so adjusted, the “Gathering Fee”), and subject to the possible refund in any calendar quarter as provided below in this Section 11.1.  If for any calendar quarter during the primary term of this Agreement the Gross Quarterly Revenue for such quarter exceeds Producer’s Quarterly Modeled Revenue for such calendar quarter, then not later than 45 days after the end of such calendar quarter Gatherer shall refund to Producer an amount in cash equal to the sum of (i) the excess of (a) the Gross Quarterly Revenue for such calendar quarter over (b) the Producer’s Quarterly Modeled Revenues for such calendar quarter, plus (ii) the “Cumulative Unused Refund Amount” (as defined below), if any; provided, however, that (x) in no event shall the amount of any such refund be made in respect of any calendar quarter during the primary term of this Agreement to the extent that the amount of the refund would result in the sum of the gathering revenue paid to Gatherer by Producer pursuant to this Agreement and by or on behalf of Eni pursuant to the Eni GGA or the PSA in respect of the Actual Quarterly Volumes for such quarter being less than the Quarterly Revenue Minimum for such calendar quarter, and (y) the amount of any refund in respect of any calendar quarter shall be made only  to the extent of the excess, if any, of the amount that would otherwise be refunded in respect of such calendar quarter pursuant to this sentence over the “Cumulative Credit” (as defined below), if any, that exists at the end of such calendar quarter.  If the amount of any refund required to be made by the Gatherer to Producer pursuant to the immediately preceding sentence in respect of any calendar quarter during the primary term of this Agreement is reduced in accordance with clause (x) of the proviso of the immediately preceding sentence, the amount of such reduction, together with the unused amount of such reductions from prior calendar quarters during the primary term of this Agreement (the cumulative amount of such unused reductions is referred to herein as the “Cumulative Unused Refund Amount”), shall be carried forward to future calendar quarters during the primary term of this Agreement to be used (subject to the proviso of the immediately preceding sentence) to increase the amount of refunds in future calendar quarters in accordance with clause (ii) of the immediately preceding sentence.  If for any calendar quarter during the primary term of this Agreement the Producer’s Quarterly Modeled Revenues for such calendar quarter exceed the Gross Quarterly Revenue for such quarter, the amount of such excess (together with any such excess from any previous calendar quarter during the primary term of this Agreement that has not been used pursuant to clause (y) of the proviso of the second preceding sentence to reduce the amount of any refund for any previous calendar quarter (the cumulative amount of such unused excess is referred to herein as the “Cumulative Credit”)) shall be carried forward to future calendar quarters during the primary term of this Agreement to reduce (in accordance with clause (y) of the proviso in the second preceding sentence) in such future calendar quarters the amount that would otherwise be refunded pursuant to the second preceding sentence.

11.2           On each Escalation Date, the Gathering Fee (and each of the other rates specified in Section 11.1 as set forth in such Section) will increase by a percentage equal to the CPI Adjustment.

12.	Accounting, Payments and Credit Assurances

12.1           Gatherer shall furnish to Producer on or before the twenty-fifth (25th) day of each month a report or statement disclosing information necessary to enable Producer to make reasonable and accurate statistical and accounting entries upon its books concerning all phases of this Agreement related to the preceding month, including any statement of the Gas delivered for Producer’s account to its Transporter, the total volume of Gas in MCF and in MMBtu measured at the Receipt Point(s), Producer’s pro rata share of Fuel and Loss and the cost billed to Gatherer for Electrical Power, if any, and the amounts due Gatherer for the services provided hereunder.  Producer shall remit the amounts due Gatherer within thirty (30) days after the receipt of Gatherer’s statement.  PRODUCER SHALL INDEMNIFY AND HOLD GATHERER HARMLESS FROM ANY AND ALL CHARGES, PENALTIES, COSTS AND EXPENSES OF WHATEVER KIND OR NATURE ARISING FROM PRODUCER’S FAILURE TO PAY SUCH PAYMENTS, INCLUDING COSTS AND EXPENSES OF ANY LITIGATION AND REASONABLE ATTORNEYS’ FEES ASSOCIATED THEREWITH.  Unpaid amounts due shall accrue interest at the lesser of a rate equal to one and one half percent (1.5%) per month or the maximum rate permitted by law, until the balance is paid in full.

12.2           Each Party shall have the right during reasonable hours to examine books, records, charts, and original test data of the other Party to the extent necessary to verify the accuracy of any statement, charge, credit, computation, test, or delivery made pursuant to any provision hereof.  If any such examination reveals any inaccuracy in any such statement, charge, credit, computation, test, or delivery, the necessary adjustment shall be promptly made without interest or penalty.  Neither Party will have any right to recoup or recover prior overpayments or under payments that result from error that occur in spite of good faith performance if the amounts involved do not exceed fifty dollars ($50.00) per month per Receipt Point.

12.3           Producer shall be responsible for the payment of all royalties due on the Gas.  Producer shall indemnify and hold Gatherer harmless from any and all claims, actions, causes of action, damages, liability, or obligations arising out of or in any way related to the payment of the lessor’s royalty or any other burden or encumbrance affecting the Gas.

12.4           Notwithstanding any change in ownership of Producer’s properties, Gatherer shall never be required to make payments or to give notices required under the provisions of this agreement to more than one party, and, in the event that Producer’s properties shall ever be owned by more than one party, Gatherer may withhold (without interest) further payments and notices until all of the owners of Producer’s properties have designated one party to act for them in all respects relating to said properties and this agreement, including the rendering of bills, the submission of charts, and the receipt of payments and notices hereunder.

12.5           All accounting records and documents directly related to this Agreement prepared by any Party shall be retained for a period of not less than two years following the end of the calendar year of their origination.  The Parties further agree that all matters relating to the accounting hereunder for any calendar year shall be considered correct and not subject to further audit or legal challenge after two years following the end of the calendar year.

12.6           Producer must maintain such creditworthiness as Gatherer shall reasonably require.  Gatherer’s creditworthiness requirements shall be substantially similar to those requirements set forth below:

a.           Producer will be deemed creditworthy if (i) its long-term unsecured debt securities are rated at least BBB- by Standard & Poor’s Corporation (“S&P”) and at least Baa3 by Moody’s Investor Service (“Moody’s”) (provided, however, that if the Producer’s rating is at BBB- or Baa3 and the short-term or long-term outlook is Negative, Gatherer may require further analysis as discussed below); and (ii) the sum of all fees under the Agreement is less than 15% of Producer’s tangible net worth.  The term “tangible net worth” shall mean for a corporation the sum of the capital stock, paid-in capital in excess of par or stated value, and other free and clear equity reserve accounts less goodwill, patents, unamortized loan costs or restructuring costs, and other intangible assets.  Only actual tangible assets are to be included in Gatherer’s assessment of creditworthiness.  In comparing the overall value of a Producer’s agreement to tangible net worth for credit evaluation purposes, Gatherer will compare the net present value of the fee obligations under this Agreement to Producer’s current tangible net worth.

b.           If Producer does not meet the criteria described above, then Producer may request that Gatherer evaluate its creditworthiness based upon the level of service requested relative to the Producer’s current and future ability to meet its obligations.  Further, if Producer’s creditworthiness does not meet any of the foregoing criteria Producer will be considered creditworthy if Producer maintains and delivers to Gatherer an irrevocable guaranty of payment in form acceptable to Gatherer, or an irrevocable letter of credit from a financial institution rated at least A- by S&P or at least A3 by Moody’s, in a form acceptable to Gatherer, in either case of the Guaranty or the letter of credit in an amount satisfactory to Gatherer.  The obligation to maintain such credit assurance shall extend until such time as Producer is deemed creditworthy as defined herein.  Producer shall provide the Guaranty or the letter of credit within twenty (2) days of written notice by Gatherer.

c.           The creditworthiness requirements set forth in this Section 12.6 shall apply to any permitted assignment (in whole or in part), and to any permitted permanent release, as applicable, of this Agreement.  Gatherer shall apply consistent evaluation practices to all similarly situated producers to determine Producer’s financial ability to perform the payment obligations due to Gatherer.  These creditworthiness requirements shall apply to any assignment (in whole or in part) of this Agreement, or to any permanent release of this Agreement.

13.	Warranty

13.1           PRODUCER warrants the title to all Gas and all components thereof which shall be delivered by Producer to Gatherer hereunder, the right to enter into this Agreement with reference to such Gas, and that such Gas is free from all liens and adverse claims; and AGREES, IF NOTIFIED THEREOF BY GATHERER, TO INDEMNIFY, DEFEND AND HOLD GATHERER HARMLESS FROM AND AGAINST ANY AND ALL SUITS, ACTIONS, LOSSES, DEBTS, ACCOUNTS, DAMAGES, COSTS AND EXPENSES ARISING FROM OR OUT OF ANY ADVERSE CLAIM AS TO PRODUCER’S TITLE, INCLUDING BUT NOT LIMITED TO , ANY ADVERSE CLAIMS BROUGHT BY OR THROUGH A MINERAL INTEREST OR ROYALTY OWNER, TO OR AGAINST THE GAS.  Producer agrees to make settlement for all royalties, overriding royalty interests, and/or production payments due and payable on the Gas delivered to Gatherer hereunder, any Components of the Gas extracted or saved therefrom, and the sale and disposition of the Gas and any Components thereof, all in accordance with the terms of the leases, interests and/or agreements (including applicable instruments of title) from which the Gas delivered to Gatherer hereunder is produced, and all amendments thereto.

13.2           If Producer’s title to the Gas is questioned, Gatherer may refuse to accept the Gas as to which Producer’s title has been questioned and/or withhold any payments due Producer hereunder without interest up to the amount of the claim until title is free from such questions or until Producer furnishes a bond in form and from a surety satisfactory to Gatherer conditioned to save Gatherer harmless, or furnishes such other financial guaranties or assurances as are satisfactory to Gatherer.

14.	Taxes

14.1           Producer shall pay or cause to be paid all production, severance and ad valorem taxes, assessments, and other charges levied or assessed against the Gas gathered hereunder, and all taxes and statutory charges levied or assessed against any of Producer’s properties, facilities, or operations.  Producer shall reimburse Gatherer to the extent of any severance or other such taxes paid by Gatherer on behalf of Producer.

14.2           Gatherer shall pay all taxes and statutory charges levied or assessed against the Gathering System and operations concerning such system.

15.	Indemnity and Damages

15.1           As between the Parties, and as to liability, if any, accruing to either Party or to any third party, Producer shall be solely liable for and in control and possession of, and bear the risk of loss with respect to, the Gas deliverable hereunder until the Gas is delivered to Gatherer at the Receipt Point(s).  Gatherer shall be solely liable for and in control and possession of, and bear the risk of loss with respect to, the Gas after the Gas is delivered to Gatherer at the Receipt Point(s) hereunder until the Gas is delivered to Producer or to the Transporter on Producer’s behalf at the Delivery Point(s), whereupon Producer shall again be solely liable for the Gas and in control and possession thereof and bear the risk of loss of the Gas delivered to Transporter.

15.2           PRODUCER SHALL BE AFFORDED ACCESS TO GATHERER’S PROPERTY AND THE FACILITIES TO THE EXTENT NECESSARY TO CARRY OUT ITS RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT, AND PRODUCER SHALL FULLY OBSERVE AND COMPLY WITH ALL OF GATHERER’S SAFETY PRACTICES AND PROCEDURES WHILE ON THE PREMISES.  PRODUCER HEREBY AGREES TO INDEMNIFY, HOLD HARMLESS, PROTECT, DEFEND, AND DISCHARGE GATHERER AND ITS AFFILIATED COMPANIES, PARTNERS, SUCCESSORS, ASSIGNS, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS FOR, FROM AND AGAINST ANY AND ALL JUDGMENTS, EXECUTIONS, CAUSES OF ACTION, DEMANDS, RIGHTS, SUITS, DEBTS AND SUMS OF MONEY, ACCOUNTINGS, DUES, PENALTIES, FINES, CLAIMS (INCLUDING, WITHOUT LIMITATION, CLAIMS FOR CONTRIBUTION), LIABILITIES, LOSSES, COSTS, DAMAGES AND EXPENSES (INCLUDING COURT COSTS, REASONABLE COSTS OF INVESTIGATION, DEFENSE AND ATTORNEY’S FEES) FOR THE INJURY TO OR DEATH OF ANY PERSON (INCLUDING, WITHOUT LIMITATION, EACH OF PRODUCER’S AND GATHERER’S

EMPLOYEES, AGENTS AND CONTRACTORS) OR PROPERTY DAMAGE OF ANY NATURE, KIND OR DESCRIPTION OR ANY OTHER CLAIM OF ANY NATURE, KIND OR DESCRIPTION BROUGHT BY ANY PERSON, WHETHER LEGAL OR EQUITABLE, WHICH ARISES OUT OF OR RESULTS FROM (I) PRODUCER’S OWNERSHIP AND CONTROL OF THE GAS PRIOR TO THE TIME THAT THE GAS PASSES THROUGH THE GATHERING SYSTEM RECEIPT POINT(S) AND AFTER THE GAS PASSES THROUGH THE DELIVERY POINT(S), (II) PRODUCER’S OWNERSHIP AND OPERATION (OR ANY OPERATION ON BEHALF OF PRODUCER) OF THE WELLS LOCATED WITHIN THE CONTRACT AREA AND ANY FACILITIES OR EQUIPMENT INSTALLED OR MAINTAINED BY PRODUCER OR ITS OPERATORS UPSTREAM OF THE GATHERING SYSTEM RECEIPT POINT, REGARDLESS OF WHETHER SUCH WAS REQUIRED BY THE TERMS OF THIS AGREEMENT, (III) ANY ACCESS TO GATHERER’S PROPERTY BY (OR ANY DELIVERY OF GATHERER’S RECORDS OR CHARTS TO) PRODUCER OR ITS REPRESENTATIVES, EMPLOYEES, AGENTS OR CONTRACTORS, (IV) PRODUCER’S BREACH OF THIS AGREEMENT, OR (V) ANY VIOLATION OF THE LAW BY PRODUCER, IN EACH CASE REGARDLESS OF ANY SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE OR STRICT LIABILITY OF GATHERER OR ANY OF THE PERSONS INDEMNIFIED BY PRODUCER UNDER THE FOREGOING PROVISIONS.

GATHERER HEREBY AGREES TO INDEMNIFY, HOLD HARMLESS, PROTECT, DEFEND AND DISCHARGE PRODUCER AND ITS AFFILIATED COMPANIES, PARTNERS, SUCCESSORS, ASSIGNS, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS FOR, FROM AND AGAINST ANY AND ALL JUDGMENTS, EXECUTIONS, CAUSES OF ACTION, DEMANDS, RIGHTS, SUITS, DEBTS AND SUMS OF MONEY, ACCOUNTINGS, DUES, PENALTIES, FINES, CLAIMS (INCLUDING, WITHOUT LIMITATION, CLAIMS FOR CONTRIBUTION), LIABILITIES, LOSSES, COSTS, DAMAGES AND EXPENSES (INCLUDING COURT COSTS, REASONABLE COSTS OF INVESTIGATION, DEFENSE AND ATTORNEY’S FEES) FOR THE INJURY TO OR DEATH OF ANY PERSON (INCLUDING, WITHOUT LIMITATION, EACH OF PRODUCER’S AND GATHERER’S EMPLOYEES, AGENTS AND CONTRACTORS) OR PROPERTY DAMAGE OF ANY NATURE, KIND OR DESCRIPTION OR ANY OTHER CLAIM OF ANY NATURE, KIND OR DESCRIPTION BROUGHT BY ANY PERSON, WHETHER LEGAL OR EQUITABLE, WHICH ARISES OUT OF OR RESULTS FROM (I) GATHERER’S OWNERSHIP AND CONTROL OF THE GAS AFTER THE GAS PASSES THROUGH THE GATHERING SYSTEM RECEIPT POINTS TO THE TIME THAT THE GAS PASSES THROUGH THE DELIVERY POINT(S), (II) GATHERER’S OWNERSHIP AND OPERATION OF THE GATHERING SYSTEM, (III) GATHERER’S BREACH OF THIS AGREEMENT, OR (IV) ANY VIOLATION OF THE LAW BY GATHERER, IN EACH CASE REGARDLESS OF ANY SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE OR STRICT LIABILITY OF PRODUCER OR ANY OF THE PERSONS INDEMNIFIED BY GATHERER UNDER THE FOREGOING PROVISIONS.

THE INDEMNIFICATION RIGHTS HEREIN SHALL BE CUMULATIVE OF, AND IN ADDITION TO, ANY AND ALL OTHER RIGHTS, REMEDIES OR RECOURSE OF THE PARTIES AND SHALL SURVIVE ANY EXPIRATION OR TERMINATION OF THIS AGREEMENT.  TO THE EXTENT AND ONLY TO THE EXTENT THE FOREGOING INDEMNIFICATION RIGHTS ARE BY LAW, EITHER INAPPLICABLE OR NOT ENFORCEABLE, PRODUCER AND GATHERER SHALL EACH BE RESPONSIBLE FOR THE RESULTS OF ITS OWN ACTIONS AND FOR THE ACTIONS OF THOSE PERSONS AND ENTITIES OVER WHICH IT EXERCISES CONTROL.

15.3           NOTWITHSTANDING ANYTHING CONTAINED IN THIS SECTION 15 OR ELSEWHERE IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR INDIRECT DAMAGES, LOST PROFITS, OR OTHER BUSINESS INTERRUPTION DAMAGES, IN TORT OR CONTRACT, IN CONNECTION WITH OR OTHERWISE ARISING OUT OF THIS AGREEMENT, EXCEPT TO THE EXTENT SUCH DAMAGES HAVE BEEN AWARDED TO A THIRD PARTY WHO IS NOT AN AFFILIATE OF A PARTY AND ARE SUBJECT TO ALLOCATION BETWEEN OR AMONG THE PARTIES PURSUANT TO ANY TERMS OF THIS AGREEMENT.  FOR PURPOSES OF THIS SECTION 15.3, “AFFILIATE” SHALL MEAN, AS TO THE PERSON SPECIFIED, ANY PERSON CONTROLLING, CONTROLLED BY OR UNDER COMMON CONTROL WITH SUCH SPECIFIED PERSON.  THE CONCEPT OF CONTROL, CONTROLLING OR CONTROLLED AS USED IN THE AFORESAID CONTEXT MEANS THE POSSESSION, DIRECTLY OR INDIRECTLY, OF THE POWER TO DIRECT OR CAUSE THE DIRECTION OF THE MANAGEMENT AND POLICIES OF ANOTHER, WHETHER THROUGH THE OWNERSHIP OF VOTING SECURITIES, BY CONTRACT OR OTHERWISE.

16.	Force Majeure

In the event any Party is rendered unable, either wholly or in part, by force majeure to carry out its obligations under this Agreement, other than the obligation to make payments due hereunder, it is agreed that if such Party gives notice and reasonably full particulars of such inability in writing or by telephone (promptly followed up by notice in writing) to the other Parties within a reasonable time after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall, as far as possible, be remedied with all reasonable dispatch.  The term “force majeure” as employed herein shall mean any act or event which wholly or partially prevents or delays the performance of obligations arising under this Agreement if such act or event is not reasonably within the control of the Party claiming force majeure, including, without limitation, by the following enumeration:  acts of God; strikes; lockouts; or other industrial disturbances; acts of the public enemy; wars; blockades; insurrections; riots; epidemics; landslides; lightning; earthquakes; fires; storms; floods; washouts; arrests and restraints of governments and people; civil disturbances; explosion, breakage, or accidents to machinery, plant facilities, or lines of pipe; the necessity for making repairs to or alterations of machinery, plant facilities, or lines of pipe; freezing of wells or lines of pipe; partial or entire failure of wells; and the inability of either Producer or Gatherer to acquire, or the delays on the part of either Producer or Gatherer in acquiring, at reasonable cost and after the exercise of reasonable diligence:  (a) any servitude, rights-of-way grants, permits, or licenses; (b) any materials or supplies for the construction or maintenance of facilities; and (c) any permits or permissions from any governmental agency if such are required.  It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty and that the above requirements that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the sole discretion of the Party having the difficulty.

17.	Unprofitable Operations and Rights of Termination

17.1           If, in the sole and absolute opinion of Gatherer, (a) the gathering of Gas from any well within the Contract Area or any Receipt Point(s), or (b) the delivery of Gas to any Delivery Point(s), is or becomes uneconomical due to its volume, quality, government regulations, or for any other cause, Gatherer shall not be obligated to gather and may cease gathering such Gas so long as such condition exists.  Gatherer agrees that in its determination of uneconomical gathering, the same criteria shall be used for the Gas as for all other gas being gathered through the Gathering System.  In the event that Gatherer refuses to gather the Gas, Producer may dispose of the Gas not gathered as it sees fit; provided that Gatherer at any time thereafter shall have the right to gather all of the Gas refused, if refused for reason or reasons resulting from an act of Producer or lack of action on the part of Producer, conditioned upon Gatherer giving Producer at least two (2) months’ notice of its election to so do.  In the event that Gatherer refuses to gather the Gas for a period of sixty (60) consecutive days causing Producer’s well(s) to be shut-in, Producer shall have the option, exercised solely at its discretion, to terminate the Agreement in its entirety insofar and only insofar as it pertains to Gas produced from the affected well(s) by providing to Gatherer advance written notice thirty (30) days in advance of such termination.

17.2           Nothing herein shall be construed to require Producer to drill any well or to continue to operate any well which a prudent operator would not in like circumstances drill or continue to operate.

17.3           Gatherer shall not be obligated to expand the Gathering System in order to provide capacity hereunder.

18.	Term

This terms of this Agreement shall be effective from the Effective Date and, subject to the other provisions hereof, shall continue in full force and effect for a primary term of ten (10) years and shall be automatically renewed for one (1) year periods thereafter unless on or before ninety (90) days prior to the expiration of the primary term or the expiration of a one (1) year renewal period a Party provides written notice of termination to the other Party (the “Term”).

19.	Regulatory Bodies

This Agreement and the provisions hereof shall be subject to all valid applicable federal, state, and local laws, orders, rules, and regulations.  Producer and Gatherer have entered into this Agreement with the understanding, and in reliance on the fact, that this Agreement and/or performance of this Agreement are not and will not be subject to the jurisdiction or regulation of the Federal Energy Regulatory Commission.  If this Agreement and/or performance of this Agreement becomes subject to such jurisdiction and/or regulation, this Agreement shall automatically terminate unless Producer and Gatherer agree, in writing, within thirty (30) days of the effective date of the attachment of any such jurisdiction and/or regulation, that this Agreement shall continue after such effective date.

20.	Disputes

20.1           Should a dispute arise between the Parties out of or in connection with this Agreement, the Parties shall promptly seek to resolve any such dispute by negotiations among the senior executives of the Parties who have the authority to settle such dispute (“Senior Executives”) prior to the initiation of any lawsuit.  The Senior Executives shall meet at a mutually acceptable time and place within fifteen (15) days after such dispute arises and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute.  All negotiations and communications pursuant to this Section shall be treated as compromise and settlement negotiations for purposes of the federal and state Rules of Evidence.  If the dispute has not been resolved within thirty (30) days after the initial meeting of the Senior Executives, or such longer period as may be mutually agreed upon, either Party may initiate a lawsuit.

20.2           In any suit filed by a Party to resolve a dispute arising under this Agreement or related to the services provided hereunder, each Party hereby covenants and agrees to take all steps necessary to waive a trial by jury.

21.	Notices and Payments

Except for the initial telephonic notice of force majeure permitted under Section 16, any notice, request, demand, statement, or bill provided for in this Agreement shall be in writing and delivered by hand, mail, or facsimile.  All such written communications shall be effective upon receipt by the other party at the address of the Parties as follows:

Producer

Statements:	Quicksilver Resources Inc. 777 West Rosedale Street Fort Worth, TX 76104 Attn: Revenue Accounting Facsimile No.: 817-665-5007

Payments:	Quicksilver Resources Inc. 777 West Rosedale Street Fort Worth, TX 76104 Attn: Accounting Facsimile No.: 817-665-5007

Contractual:	Quicksilver Resources Inc. 777 West Rosedale Street Fort Worth, TX 76104 Attn: Marketing Facsimile No.: 817-665-5008

Gatherer

Statements:	Cowtown Pipeline L.P. 777 West Rosedale Street Fort Worth, TX 76104 Attn: Revenue Accounting Facsimile No.: 817-665-5007

Payments:	Cowtown Pipeline L.P. 777 West Rosedale Street Fort Worth, TX 76104 Attn: Accounting Facsimile No.: 817-665-5007

Contractual:	Cowtown Pipeline L.P. 777 West Rosedale Street Fort Worth, TX 76104 Attn: Marketing Facsimile No.: 817-665-5008

Any of the Parties may designate a further or different address by giving written notice to the other Parties.

22.	Right to Process the Gas

Producer agrees that Gatherer shall have the right to process, or cause to be processed, blend, or cause to be blended, the Gas delivered hereunder for the extraction of natural gas liquids and other valuable components, to the extent that Gatherer or its affiliates constructs, acquires or otherwise obtains access to facilities capable of processing such Gas.  Upon written notice to Producer that Gatherer is ready and willing to exercise this right, the Parties will negotiate in good faith the terms and fees for the processing of the Gas at any such facility, which terms and fees (i) shall be consistent with those then prevailing in the area for similar processing or blending and (ii) shall be set forth in an amendment to this Agreement or in a supplemental agreement between the Parties.

23.	Assignment

This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors, and assigns of the respective Parties, but no transfer of or succession to the interest of any Party, either wholly or partially, shall affect or bind the other Parties until it shall have been furnished with the original instrument or with the proper proof that the claimant is legally entitled to such interest; provided, however, that in the case of any assignment by Producer (i) such assignment shall be further subject to the satisfaction by Producer’s assignee of the creditworthiness requirements of Section 12.6, and (ii) Producer’s assignee shall be required to expressly agree under such assignment to assume and be bound by all of the obligations of Producer under this Agreement.

24.	Miscellaneous

24.1           No waiver by any Party of any one or more defaults in the performance of any provision of this Agreement shall operate or be construed as a waiver of any other default or future defaults, whether of a like or different character.

24.2           No modification or amendment of the terms and provisions of this Agreement shall be made except by the execution of a written agreement by the Parties.  This Agreement contains the entire agreement between the Parties and there are no oral promises, agreements, or warranties affecting it.

24.3           The headings in this Agreement are formulated and used for convenience only and shall not be deemed to affect the meaning or construction of any provisions of this Agreement.

24.4           This Agreement supersedes and replaces any other contract(s) or agreements(s) which may exist between the Parties covering the gathering or processing of the Gas dedicated hereunder.

24.5           Nothing in this Agreement is intended to create a partnership or joint venture under state law or to render the Parties jointly and severally liable to any third party.  Each of the Parties elects to be excluded from the provisions of Subchapter K, Chapter 1 of Subtitle A, of the Internal Revenue Code of 1986 pursuant to the provisions of Article 761(a) of such code and from any similar provisions of state law.  Gatherer shall timely file such evidence of this election as may be required under applicable law.

24.6           Should any section, subsection, paragraph, subparagraph, or other portion of this Agreement be found invalid as a matter of law in a duly authorized court, or by a duly authorized government agency, then only that portion of this Agreement shall be invalid.  The remainder of this Agreement which shall not have been found invalid shall remain in full force and effect.

24.7           THIS AGREEMENT, AND ALL QUESTIONS RELATING TO ITS VALIDITY, INTERPRETATION, PERFORMANCE, AND ENFORCEMENT (INCLUDING, WITHOUT LIMITATION, PROVISIONS CONCERNING LIMITATIONS OF ACTIONS) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, NOTWITHSTANDING ANY CONFLICT-OF-LAWS DOCTRINES OF SUCH STATE OR OTHER JURISDICTION TO THE CONTRARY.  ALL MATTERS LITIGATED BY OR BETWEEN THE PARTIES THAT INVOLVE THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, OR ANY RELATED DOCUMENTS OR MATTERS HEREUNDER SHALL BE BROUGHT ONLY IN FORT WORTH, TARRANT COUNTY, TEXAS.

24.8           This Agreement was prepared jointly by the Parties and not by any Party to the exclusion of the other.  In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship, or any greater involvement in the drafting, of any of the provisions of this Agreement.

 [Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement in several originals as of the date and year written above.

PRODUCER

Quicksilver Resources Inc., a Delaware corporation

By:	/s/ Philip Cook
Philip Cook
Senior Vice President - Chief Financial Officer

GATHERER

Cowtown Pipeline L.P., a Texas limited partnership

By:	Cowtown Pipeline Management, Inc., its
general partner

	By:	/s/ Glenn Darden
Glenn Darden
President and Chief Executive Officer

EXHIBIT A
to the
GAS GATHERING AGREEMENT

This Exhibit A is attached to the Gas Gathering Agreement (the “Agreement”) dated as of December 1, 2009, by and between Quicksilver Resources Inc., as Producer, and Cowtown Pipeline L.P., as Gatherer, and made a part thereof for all purposes.  All defined terms used herein shall have the same meaning as set forth in the Agreement.

Contract Area

The leases and lands located in Denton and Tarrant Counties, Texas commonly referred to as the Alliance Area and designated the “Contract Area” as depicted on the plat attached hereto and made a part hereof.

Exhibit A, Page  1 of 1

EXHIBIT B
to the
GAS GATHERING AGREEMENT

This Exhibit B is attached to the Gas Gathering Agreement (the “Agreement”) dated as of December 1, 2009, by and between Quicksilver Resources Inc., as Producer, and Cowtown Pipeline L.P., as Gatherer, and made a part thereof for all purposes.  All defined terms used herein shall have the same meaning as set forth in the Agreement.

 Gathering System Receipt Point(s)

Gathering System Receipt Point	Survey	Meter/CDP
Egelston #1H	MEP&P RR CO A-1898	AL21129
Albright #1H	MEP&P RR CO A-906	AL21122

Delivery Point(s) to Transporter

Delivery Point	Transporter	Meter
[To be determined]	Crosstex North Texas Pipeline	70-50-031
[To be determined]	Energy Transfer Paris Loop Pipeline	009835

Exhibit B, Page 1 of 1